UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2016

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27271 Las Ramblas, Suite 200
Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure or Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

On March 21, 2016, Auxilio, Inc. (the "Company") received written notice that William Leonard was resigning as a director of the Company effective immediately as of such date. Mr. Leonard was a member of the Compensation Committee. Mr. Leonard's decision to resign was not based on any disagreement with the Company's management or board of directors.  A copy of Mr. Leonard's resignation is included as Exhibit 99.1 hereto.

On March 21, 2016, the Company also received written notice that Brian Mulvaney was resigning as a director of the Company effective immediately as of such date. Mr. Mulvaney was a member of the Compensation Committee. Mr. Mulvaney's decision to resign was not based on any disagreement with the Company's management or board of directors.  A copy of Mr. Mulvaney's resignation is included as Exhibit 99.2 hereto.

The Company is actively searching for qualified candidates to fill the vacancies resulting from the resignations of Messrs. Leonard and Mulvaney.  In identifying director candidates, the Company's Board of Directors (the "Board") takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management, director independence, and the need for specialized expertise.

(d) Exhibits

Exhibit No.	Description
99.1	Resignation letter of William Leonard dated March 21, 2016
99.2	Resignation letter of Brian Mulvaney dated March 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date:	March 25, 2016
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer